Exhibit 10.1

May 28, 2021

Michael Donaldson

11 Old Mill Road

Concord, MA 01742

Dear Michael:

This letter will confirm our discussion concerning the separation of your employment with Summit Therapeutics Inc. (the “Company”) effective on July 2, 2021 (the “Separation Date”).

As previously discussed, the Company is offering you the consideration below in exchange for your signing and returning this letter agreement (“Agreement”) together with the attached General Release (Exhibit A) (the “Release”). Our agreement is as follows:

1.	Consideration. In exchange for entering into this Agreement and signing the Release, the Company shall:

(a)Consider that the performance conditions for your equity award for the vesting periods which ended March 31, 2021 and ending June 30, 2021 (in the aggregate amount of options to acquire 37,500 shares) have been met in full and shall vest and be available to exercise on the Separation date; and

(b)The six-month exercise period on your 154,369 vested stock options (as of the Separation Date) with an Exercise Price Per Share of $3.52 (the “Vested Options”) shall commence at the last day of your consulting agreement (the “Consulting Agreement”), attached as Exhibit B, (currently September 30, 2021).

2.	Employee Obligations and Acknowledgments

(a)Confidential Information. You acknowledge and agree that the terms of the Confidentiality, Inventions, Non-Compete, and Non-Solicitation Agreement dated May 21, 2020 between you and the Company (the “NDA Agreement”), the terms of which shall remain in effect, except for Paragraphs 3.1 and 3.2 of the NDA Agreement which shall be cancelled and provided the parties agreement that the NDA Agreement shall be governed by Massachusetts law. You shall not directly or indirectly disclose Confidential Information, as defined in the NDA Agreement, to any person or entity or use any Confidential Information in any way.

(b)Return of Company Property. You represent and warrant that you shall, as soon as possible upon termination of the Consulting Agreement, return to the Company all property of the Company in its current condition, and without deleting any information of such property, in your possession, including, but not limited to, all office equipment, computer equipment and peripherals (such as laptops, printers and memory sticks), cell phones, credit cards, keys, documents, manuals, procedures, notebooks and any other Confidential Information. In addition, you represent and warrant that you have deleted all of the Company’s Confidential Information from your personal computers, other memory devices and/or records. If you not able to return such information promptly, you shall not access or delete any information for any reason. You further agree that: (a) your obligations to the Company pursuant to any non-use or non-disclosure of Confidential Information that you previously executed with the Company; and (b) your post-employment obligations to the Company as set forth in the Company’s handbook and policies, shall remain in full force and effect and that you shall continue to abide by all of your obligations thereunder following the Separation Date.

(c)No Indebtedness. The Parties acknowledge and agree that the other has fully discharged and do not owe any payments, including any outstanding loans or corporate card charges, to the the other party, or to any third parties acting on behalf of the Company. Notwithstanding this, the Company acknowledges its obligations with respect to the Vested Options.

(d)Confidentiality of This Agreement. You agree to keep strictly confidential and not to disclose the terms of this Agreement, and that neither you nor anyone acting on your behalf shall discuss the terms of this Agreement with any third party, other than your spouse/life partner, financial and legal advisors, or where required by law, legal process or to a governmental authority in connection with any charge or investigation being conducted by it.

(e)Cooperation. You agree to cooperate with the Company with respect to any past, present or future legal matters that relate to or arise out of your employment with the Company or in the event that any claim or action is brought against the Company concerning which you may have knowledge or information. Your cooperation may take the form of, among other things, making yourself reasonably available for interviews by the Company’s counsel, providing copies of any relevant documents you may have, and preparing to testify and testifying at depositions, informal and formal hearings, and trials. Such cooperation should not adversely interfere with any future positions you may obtain. Nothing in this Agreement shall be construed to prohibit you from cooperating with and participating in any investigation by or action taken by federal, state, or local administrative agencies, regulatory agencies, or law enforcement agencies. Furthermore, your cooperation with and participation in any investigation by, or action taken by, federal, state or local administrative agencies, regulatory agencies, or law enforcement agencies will not violate any provision of this Agreement.

(f)Non-disparagement. You agree that you will not make any statements or induce others to make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company (including any subsidiaries or affiliates and each of their officers, directors, and employees), including, but not limited to, any statements that disparage any person, product, service, financial condition, or any other aspect of the business of the Company (including any subsidiaries or affiliates). Nothing herein shall prevent you from testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law. The Company will not make any statements or induce others to make any statements that are professionally or personally disparaging about, or adverse to, your interests. For the preceding sentence only, the Company shall mean directors and officers only.

(g)No Other Payments or Benefits Due. You acknowledge and agree that the payment(s) and/or benefit(s) provided to you and/or on your behalf pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral agreement, policy, plan or procedure of the Company and/or any alleged understanding or arrangement between you and the Company, with the except of unpaid business expenses, which shall be paid in accordance with Company policy. You further agree that other than what you will receive under this Agreement, you have received all compensation, benefits, notice and leave to which you were entitled in connection with your employment and separation from employment with the Company, except for any payment pursuant to the Consulting Agreement, payments for regular salary between the date of this Agreement and the Separation Date, and payments for accrued but unused vacation. Nothing in this paragraph shall affect your rights to accrued, vested benefits under any qualified or non-qualified employee benefit plan of the Company including the right to your 154,369 vested stock options with an Exercise Price Per Share of $3.52 (the “Vested Options”), which Vested Options may be retained by and/or exercised by you.

(h)Additional Acknowledgements. You acknowledge that: (a) you are not aware of any unlawful conduct at the Company during your employment (b) you have not and will not publicly disparage (or induce or encourage others to publicly disparage) the Company or the Releasees, (c) you have carefully read this Agreement together with the Release (which is fully incorporated herein) in its entirety; (d) you have had an opportunity to consider fully its terms for at least twenty-one (21) days; (e) you have been advised in writing by the Company to consult with an attorney of your choosing before signing this Agreement; (f) you fully understand the significance of all the terms and conditions of this Agreement; (g) you have discussed it with independent legal counsel, or have had a reasonable opportunity to do so; (h) you have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (i) you are signing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained herein.

(i)No Waiver or Interference with Rights. Nothing in this Section 2 shall prevent you from exercising your rights under Section 7 of the National Labor Relations Act to engage in legally protected, concerted activity with other employees. In addition, nothing in this Section 2 prohibits you from reporting possible violations of federal law or regulation to, filing a charge or complaint with, or participating in an investigation or proceeding conducted by, any governmental agency or entity, including but not limited to the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, and any U.S. agency's Inspector General, or making other disclosures that are protected under the whistle blower provisions of U.S. federal law or regulation. You do not need the Company's prior authorization to make any such reports or disclosures, and you are not required to notify the Company that you have made such reports or disclosures.

3.	Miscellaneous

(a)No Company Admission. The making of this Agreement is not intended, and shall not be construed as an admission that the Company has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b)Severability. If, at any time after the execution of this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable by an arbitrator, court or agency of competent jurisdiction, solely such provision shall be of no force or effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement. Further, if a provision is deemed overbroad or unenforceable as written, it shall be given the maximum effect permissible under law.

(c)Successors and Assigns. This Agreement is binding upon the Company and/or its successors and assigns.

(d)Governing Law. Except as preempted by federal law, the terms and provisions of this Agreement and Release shall be governed by and construed in accordance with the laws of the State of Massachusetts and shall be in a court of competent jurisdiction sitting in Boston, Massachusetts.

(e)Entire Agreement. You and the Company expressly acknowledge, represent, and agree that this Agreement and the Release executed pursuant to this Agreement are fully integrated and contain and constitute the complete Agreement of the parties regarding the termination of your employment and supersede any and all agreements, whether written or oral, between you and the Company regarding the termination of your employment. You and the Company further acknowledge, represent and agree that neither has made any representations, promises or statements to induce the other to enter into this Agreement, and each specifically disclaims reliance, and represents that there has been no reliance, on any such representations, promises or statements and any rights arising therefrom.

(f)Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code. To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with you in good faith regarding the implementation of the provisions of this Section; provided that neither the Company nor any of its employees or representatives shall have any liability to you with respect thereto.

4.	Time to Sign and Return the Agreement and Release

The consideration described in Section 1 above shall be contingent upon your execution of this Agreement and the Release attached hereto and made a part hereof as Exhibit “A.” The Release cannot be signed by you prior to the Termination Date. You have 21 days from your receipt of this Agreement and Release to consider them and decide whether to sign the Agreement and Release. If you wish to receive the severance package outlined above, you must sign this Agreement and the Release and return it to Campbell Hair (           ), Head of Human Resources, within 21 days from your receipt.

If you decide to sign and return the Agreement and Release, you will have 7 days to change your decision and revoke them by sending written notice of revocation to Campbell Hair (          ). Provided you do not revoke them, the Agreement and the Release will be effective on the later of 8th day after you sign them (the “Release Effective Date”). Should you fail to execute the Release or the Agreement, or if you revoke one or both of them, this Agreement, including but not limited to the obligation of the Company to provide the consideration under this Agreement and the Release will be null and void.

Sincerely,

By:	/s/ Campbell Hair
Campbell Hair, Head of Human Resources

CONFIRMED AND AGREED

/s/ Michael Donaldson
MICHAEL DONALDSON

Dated: May 28, 2021

EXHIBIT A

GENERAL RELEASE

Pursuant to the terms of the Agreement dated May 28, 2021 between Summit Therapeutics (“the Company”) and Michael Donaldson, and in consideration of the payments made to me and other benefits to be received by me pursuant thereto, I, Michael Donaldson, being of lawful age, and on behalf of myself, my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”) do hereby release and forever discharge the Company and its parent entities, subsidiaries, divisions, related and affiliated entities and employee benefit plans, and all of their officers, directors, shareholders, agents, administrators, trustees, fiduciaries and employees (in their official and individual capacities), and all of their heirs, executors, administrators, predecessors, successors, and assigns (collectively referred to herein as “the Releasees”), of and from any and all actions, causes of action, claims, or demands of any kind whatsoever (including without limitation for general, special or punitive damages, attorneys’ fees, expenses, or other compensation and/or equitable remedy), known or unknown, which in any way relate to or arise out of my employment with the Company or the termination of such employment, which I had or may now have against the Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, statement, occurrence, or other matter up to and including the date I sign this General Release.

Without limiting the generality of the foregoing, this General Release is intended to and shall release the Releasees from any and all claims, whether known or unknown, which Releasors ever had or may now have against any of the Releasees arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of my employment, including but not limited to: (i) any claims of discrimination or harassment in employment on the basis of age, religion, gender, sexual orientation, race, national origin, disability or any other legally protected characteristic, and of retaliation, under, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Equal Pay Act, and all other federal, state and local equal employment opportunity and fair employment practice laws (all as amended); (ii) any claims under the Employee Retirement Income Security Act of 1974 (except as set forth below), the Family and Medical Leave Act and state and local laws of similar effect, the National Labor Relations Act, Workers Adjustment and Retraining Notification Act, and other state and local laws of similar effect (all as amended); and (iii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, and/or the termination or separation of such employment, and/or any of the events and decisions relating directly or indirectly to or surrounding the termination of that employment, including but not limited to claims for breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, whistleblowing, harassment, retaliation, mental distress, emotional distress, physical injury, humiliation or compensatory or punitive damages.

Notwithstanding the foregoing, the Company acknowledges and agrees that your release set forth herein specifically excludes and does not apply to, waive, or affect your rights, privileges, and benefits under or with respect to (i) any claims that cannot be released as a matter of law; (ii) any claims concerning (A) the Company’s 2016 Long Term Incentive Plan (the “Plan”), (B) your Option Grant Agreement, and (C) your 154,369 vested stock options with an Exercise Price Per Share of $3.52 (the “Vested Options”), which Vested Options may be retained by and/or exercised by you; (iii) any claim for breach of this Agreement; (iv) any claim to any vested benefits under any qualified Company benefit plan, including the Company 401(k) plan; (v) any claim to unemployment compensation under applicable law; and (vi) any right to indemnification by the Company or its affiliates under applicable law, Company governance documents, or an applicable insurance policy.

By virtue of this General Release, I agree that I have waived any damages and other relief available to me (including, without limitation, money damages, equitable relief and reinstatement) with respect to any claim or cause of action waived or released herein. Nothing herein, however, shall constitute a waiver of claims arising after the date I sign this General Release or the Agreement, claims to enforce the Agreement, my rights to accrued, vested benefits under any qualified or non-qualified employee benefit plan of the Company or its parent companies or subsidiaries (in accordance with the terms of the official plan documents and applicable law), claims for benefits under group medical, dental and vision plans (in accordance with the terms of such plans and applicable law), claims for unemployment or workers compensation benefits, claims under the Fair Labor Standards Act, or any claim that cannot be waived by law. Additionally, nothing in the Agreement or this General Release shall be construed to prevent me from filing a charge with, responding to a subpoena from, or participating in an investigation conducted by, any governmental agency, though I acknowledge and agree that I have waived the right to recover monetary damages and any other relief from the Company with respect to the claims I am waiving and releasing in this Release in connection with any charge or proceeding, but not any right I may have to receive a payment from a governmental agency (and not the Company) for information provided to the governmental agency.

I acknowledge that I have been given 21 days from the day I received a copy of this General Release and the Agreement and the disclosure information provided pursuant to the Older Workers Benefit Protection Act to sign these papers and that I have been advised to consult an attorney before signing them. I understand that I have the right to revoke my consent to this General Release and the Agreement for seven days following my signing this General Release and the Agreement. Provided I do not revoke them, the effective date of this General Release and the Agreement shall be the 8th day after I sign them.

I understand and agree that I am specifically releasing the Company from any and all claims for discrimination on the basis of age.

I further state that I have read the foregoing document and the Agreement, that I know and understand the contents thereof, and that I knowingly and voluntarily have signed the same as my own free act.

WITNESS my hand this 28th day of May 2021

/s/ Michael Donaldson
Michael Donaldson

EXHIBIT B

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is entered into as of May 28, 2021 (the “Effective Date”), by and between Summit Therapeutics Inc. (the “Company”), and Michael Donaldson (“Consultant,” and the Company and Consultant collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, in furtherance of the Company’s business, the Company desires to have Consultant furnish certain consulting services to the Company, and Consultant has agreed to furnish such consulting services, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1Duties. Subject to the terms and conditions set forth in this Agreement, the Company agrees to retain Consultant to provide services in support of the Company’s finance department with respect to SEC filings, assisting with the transition to a new Chief Financial Officer and other relevant services requested by the Company. Consultant agrees that all services shall be provided by Michael Donaldson. Consultant is strictly prohibited from assigning or subcontracting any of its responsibilities or obligations hereunder. If Consultant is required to travel for any meeting, Consultant shall provide an expense report regarding any costs and shall be reimbursed in accordance with the Company’s policies. Consultant shall not be reimbursed for any other expenses. Services shall be provided at mutually convenient and agreed upon dates and time. Nothing under this Agreement shall prevent Consultant from performing services for or working for another company during the Term.

2Fee. As a fee for providing the services set forth herein, the Company shall provide Consultant an hourly fee of $400 (the “Fee”), subject to receipt of an invoice in a form acceptable to the Company. The Company shall pay Consultant on a monthly basis.

3Term and Termination. The terms and conditions set forth in this Agreement will commence on July 3, 2021 and shall remain in effect until September 30, 2021 (the “Term”).

4Confidentiality Agreement. (a) Consultant understands that during the Term, Consultant may have access to unpublished and otherwise confidential information both of a technical and non-technical nature, relating to the business of the Company and any of its parents, subsidiaries, divisions, affiliates (collectively, “Affiliated Entities”), or clients, including without limitation any of their actual or anticipated business, research or development, any of their technology or the implementation or exploitation thereof, including without limitation information Consultant and others have collected, obtained or created, information pertaining to clients, accounts, vendors, prices, costs, materials, processes, codes, material results, technology, system designs, system specifications, materials of construction, trade secrets and equipment designs, including information disclosed to the Company by others under agreements to hold such information confidential (collectively, the “Confidential Information”). Consultant agrees to observe all Company policies and procedures concerning such Confidential Information. Consultant further agrees not to disclose or use, either during Consultant’s consultancy or at any time thereafter, any Confidential Information for any purpose, including without limitation any competitive purpose, unless authorized to do so by the Company in writing, except that Consultant may disclose and use such information when necessary in the performance of Consultant’s duties for the Company. Consultant’s obligations under this Agreement will continue with respect to Confidential Information, whether or not the consultancy is terminated, until such information becomes generally available from public sources through no fault of Consultant. Notwithstanding the foregoing, however, Consultant shall be permitted to disclose Confidential Information as may be required by a subpoena or other governmental order, provided that Consultant first notifies the Company of such subpoena, order or other requirement and allows the Company the opportunity to seek a protective order or other appropriate remedy.

(b)Upon the Company’s request during Consultant’s consultancy, or upon the termination of the consultancy for any reason, Consultant will promptly deliver to the Company all documents, records, files, notebooks, manuals, letters, notes, reports, customer and supplier lists, cost and profit data, e-mail, apparatus, computers, smart phones or other PDAs, hardware, software, drawings, blueprints, and any other material of the Company or any of its Affiliated Entities or clients, including all materials pertaining to Confidential Information developed by Consultant or others, and all copies of such materials, whether of a technical, business or fiscal nature, whether on the hard drive of a laptop or desktop computer, in hard copy, disk or any other format, which are in Consultant’s possession, custody or control.

5Work for Hire; Assignment of Intellectual Property.

Consultant agrees that all materials created by Consultant under this Agreement, including but not limited to drawings, ideas, inventions, discoveries, improvements, plans, models, sketches, and all results and proceeds created, conceived, or made by Consultant alone or with others at any time during the consultancy, and all of Consultant’s and any such person’s work product in connection therewith, whether patentable or not, (collectively, “Materials”), shall be deemed to be “work[s] made for hire” as defined in the United States Copyright Act. As Company shall own the Materials, including the work, and all proprietary and intellectual property rights therein and thereto, including but not limited to, all copyrights and trademarks, and all of the results and proceeds of Consultant’s services hereunder throughout the universe in perpetuity, free of any and all claims by Consultant or any person, corporation or other entity performing services for or deriving any rights from Consultant. Consultant waives all moral rights in and to the Materials. Consultant shall promptly disclose to Company any and all Materials.

Additionally, or alternatively, as the case may be and notwithstanding any other provision in this Agreement, Consultant hereby agrees to assign and assigns to the Company all rights, including but not limited to, all copyrights, patents, and other proprietary and intellectual property rights, as well as all moral rights that Consultant as or may acquire in and/or to the Materials, or any of them, and agrees to execute and deliver to Company any and all applications, assignments and other instruments relating thereto which the Company deems necessary or desirable in its discretion. These obligations shall continue beyond the termination of the consultancy with respect to Materials and derivatives of such Materials conceived or made during Consultant’s service with the Company. Consultant understands that the obligation to assign Materials to the Company shall not apply to any materials developed entirely on Consultant’s own time without using any of the Company’s equipment, supplies, facilities, and/or Confidential Information unless such Materials (i) relates in any way to the business or to the current or anticipated research or development of the Company or any of its Affiliated Entities; or (ii) results in any way from the services Consultant provides to the Company.

In any jurisdiction in which moral rights cannot be assigned, Consultant hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Consultant may have in connection with the Materials for all uses of the Materials, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Company or any of its Affiliated Entities claiming that Consultant’s moral rights have been violated.

Consultant agrees to cooperate fully with the Company, both during and after Consultant’s service with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks, trade secrets and/or other intellectual property or proprietary rights (both in the United States and foreign countries) relating to such Materials. Consultant shall execute an deliver to Company all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Materials. Consultant further agrees that if the Company is unable, after reasonable effort, to secure Consultant’s signature on or delivery to Company of any such papers, any officer of the Company shall be entitled to execute such papers as his or her agent and attorney-in-fact and Consultant hereby irrevocably designates and appoints each officer of the Company as Consultant’s agent and attorney-in-fact to execute any such papers on Consultant’s behalf and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Materials, under the conditions described in this paragraph. Consultant shall be paid the Fee for time spent for any cooperation under this paragraph.

6Independent Contractor. For all purposes Consultant will operate as an independent contractor of the Company. Consequently, Consultant retains full independence in exercising judgment as to the time, place and manner of performing the services, and bears full responsibility for any and all tax liability that arises from the monies paid pursuant to this Agreement and will fulfill such tax liability. The Company shall not withhold any funds for tax or other governmental purposes, and Consultant shall be responsible for the payment of same. Consultant shall not be entitled to receive any employment benefits offered to employees of the Company. Consultant acknowledges that Consultant is not an employee, agent or co-venturer of the Company and that the Company will not incur any liability as the result of Consultant’s actions. Consultant shall at all times disclose that Consultant is an independent contractor of the Company and shall not represent to any third party that Consultant is the employee, agent, co-venturer, or representative of the Company other than as expressly authorized in writing by the Company.

7Indemnification. Company shall defend, indemnify and hold harmless Consultant against any and all damage, cost, liability, and expense whatsoever (including attorneys' fees and related disbursements) incurred by reason of (a) any failure to perform any covenant or agreement herein; or (b) any breach by Company of any representation, warranty, covenant or agreement under this Agreement.

8Representation and Warranty. Consultant represents and warrants to the Company that Consultant is not subject to any non-competition provision of any other agreement restricting Consultant’s ability fully to act hereunder. Consultant hereby indemnifies and holds the Company harmless against any losses, claims, expenses (including attorneys’ fees), damages or liabilities incurred by the Company as a result of a breach of the foregoing representation.

9Severability. If any provision of this Agreement is declared void or unenforceable by a court of competent jurisdiction, all other provisions shall nonetheless remain in full force and effect.

10Governing Law and Consent to Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Massachusetts without regard to the conflict of laws provisions thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any state or federal court in Boston, Massachusetts over any action or proceeding arising out of or relating to this Agreement and each of the Parties hereby irrevocably agrees that all claims in respect of such action or proceeding shall be heard and determined in such Massachusetts state or Federal court.

11Waiver. The waiver by either Party of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach. The failure of a Party to insist upon strict adherence to any provision of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing.

12Assignment. This Agreement is a personal contract and Consultant may not sell, transfer, assign, pledge or hypothecate his or her rights, interests and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Consultant and his or her personal representatives and shall inure to the benefit of the Company.

13Entire Agreement. This Agreement embodies all of the representations, warranties, and agreements between the Parties relating to Consultant’s consultancy with the Company. No other representations, warranties, covenants, understandings, or agreements exist between the Parties relating to Consultant’s consultancy. This Agreement shall supersede all prior agreements, written or oral, relating to Consultant’s consultancy. This Agreement may not be amended or modified except by a writing signed by the Parties.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered on the date above.

MICHAEL DONALDSON

/s/ Michael Donaldson
CONSULTANT

SUMMIT THERAPEUTICS INC.

By:	/s/ Campbell Hair
	Name:	Campbell Hair
	Title:	Head of HR